Exhibit 10.1

SkyPeople Fruit Juice, Inc. Stock Incentive Plan

SkyPeople Fruit Juice, Inc. has established this SkyPeople Fruit Juice, Inc. Stock Incentive Plan to provide an additional inducement for Eligible Individuals to provide services to the Corporation or an Affiliate as an Employee or non-employee Director, to reward such Eligible Individuals by providing an opportunity to acquire incentive awards, and to provide a means through which the Corporation may attract able persons to enter the employment of or engagement with the Corporation or one of its Affiliates. Awards may, in the discretion of the Board or Committee, and subject to such restrictions as the Board or Committee may determine or as provided herein, consist of Non-Qualified Stock Options, Incentive Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Incentive Compensation Awards, or any combination of the foregoing.

ARTICLE 1

DEFINITIONS

Whenever used in the Plan, the following terms have the meanings set forth below, and when the meaning is intended, the initial letter of the word is capitalized:

"Affiliate" means any corporation, that is a parent or subsidiary corporation (as Code Sections 424(e) and (f) define those terms) with respect to the Corporation.

"Award" means an Incentive Stock Option, a Non-Qualified Stock Option, Stock Appreciation Rights, Restricted Stock, Restricted Stock Unit, or Incentive Compensation Awards granted under the Plan.

"Award Agreement" means an agreement entered into between the Corporation and the applicable Participant, setting forth the terms and provisions applicable to the Award then being granted under the Plan, as further described in Section 4.2 of the Plan.

"Award Date" means, with respect to any Award, the date of the grant or award specified by the Committee in a resolution or other writing, duly adopted, and as set forth in the Award Agreement, provided that such Award Date will not be earlier than the date of the Committee action.

"Board" means the Board of Directors of the Corporation.

"Cause" has the meaning set forth in any employment, consulting, or other written agreement between the Participant and the Corporation or an Affiliate. If there is no employment, consulting, or other written agreement between the Corporation or an Affiliate and the Participant or if such agreement does not define "Cause," then "Cause" will have the meaning specified in the Award Agreement, provided that if the Award Agreement does not so specify, "Cause" will mean, as determined by the Committee in its sole discretion and solely with respect to the Plan and any Award made hereunder, the Participant's (a) willful and continued failure to perform his or her material duties with the Corporation or an Affiliate, or the commission of any activities constituting a violation or breach under any Federal, state or local law or regulation applicable to the activities of the Corporation or an Affiliate, (b) fraud, breach of fiduciary duty, dishonesty, misappropriation or other action that causes damage to the property or business of the Corporation or an Affiliate, (c) repeated absences from work such that the Participant is unable to perform his or her employment or other duties in all material respects, other than due to becoming Disabled, (d) admission or conviction of, or plea of nolo contendere to, any felony, or any other crime that, in the reasonable judgment of the Board or Committee, adversely affects the Corporation's or an Affiliate's reputation or the Participant's ability to carry out the obligations of his or her employment or Service, (e) loss of any license or registration that is necessary for the Participant to perform his or her duties for the Corporation or an Affiliate, (f) failure to cooperate with the Corporation or an Affiliate in any internal investigation or administrative, regulatory or judicial proceeding or, (g) act or omission in violation or disregard of the Corporation's or an Affiliate's policies, including but not limited to the Corporation's or an Affiliate's harassment and discrimination policies and standards of conduct then in effect, in such a manner as to cause loss, damage or injury to the property, reputation or employees of the Corporation or an Affiliate. In addition, the Participant's Service will be deemed to have terminated for Cause if, within twelve (12) months after the Participant's Service has terminated, facts and circumstances are discovered that would have justified a termination for Cause. For purposes of this Plan, no act or failure to act on the Participant's part will be considered "willful" unless it is done, or omitted to be done, by him or her in bad faith or without reasonable belief that his or her action or omission was in the best interests of the Corporation or an Affiliate. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Corporation or an Affiliate will be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Corporation or an Affiliate.

"Change in Control" means the first to occur of the following:

(a)	The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Corporation where such acquisition causes such Person to own thirty-five percent (35%) or more of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); provided that for purposes of this paragraph (a), the following acquisitions will not be deemed to result in a Change in Control: (i) any acquisition directly from the Corporation, (ii) any acquisition by the Corporation, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Affiliate of the Corporation or (iv) any acquisition by any corporation or entity pursuant to a transaction that complies with clauses (A), (B) and (C) of paragraph (c) of this definition below; and provided further that if any Person's beneficial ownership of the Outstanding Voting Securities reaches or exceeds 50% as a result of a transaction described in clause (i) or (ii) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Corporation, such subsequent acquisition will be treated as an acquisition that causes such Person to own 35% or more of the Outstanding Voting Securities;

(b)	Individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)	The approval by the stockholders of the Corporation and consummation of (i) a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Corporation or (ii) the acquisition of assets or stock of another corporation in exchange for voting securities of the Corporation (each of (i) and (ii), a "Business Combination"); excluding, however, such a Business Combination pursuant to which (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Voting Securities, (B) no Person (excluding any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly (except to the extent that such ownership existed prior to the Business Combination), an amount of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation representing 20% thereof; and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)	Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

Notwithstanding the foregoing, unless a majority of the Incumbent Board determines otherwise, no Change in Control will be deemed to have occurred with respect to a particular Participant if the Change in Control results from actions or events in which such Participant is a participant in a capacity other than solely as an Officer, Employee or Director of the Corporation.

"Code" means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code will include reference to any successor provision of the Code.

"Committee" means the Compensation Committee of the Board, if any, or such similar or successor committee appointed by the Board. If the Board has not appointed a Committee, the Board will function in place of the Committee.

"Consultant" means an individual who is not an Employee or Director of the Corporation or an Affiliate, but who is providing services to the Corporation or an Affiliate as an independent contractor.

"Corporation" means SkyPeople Fruit Juice, Inc. or any successor corporation thereto.

"Director" means any individual who is a member of the Board, or the board of directors of an Affiliate, on or after the Effective Date.

"Disabled" means the Participant:

(a)	becomes unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months; or

(b)	by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receives income replacement benefits for a period of not less than three months under an accident and health plan of the Corporation or an Affiliate, as applicable.

"Dividend Equivalent Right" means a right to receive, with respect to any dividends or other distributions on a share of Stock underlying a Restricted Stock Unit, dividend equivalents on the share of Stock, as though such share of Stock had been issued and outstanding, fully vested, and held by the Participant on the record date of payment of such dividends. The Committee may provide, in its discretion, Dividend Equivalent Rights in connection with an Award of Restricted Stock Units under the Plan, subject to Section 7.4, but not in connection with an Award of Restricted Stock, SARs, or Options.

"Effective Date" has the meaning set forth in Section 11.3 of the Plan.

"Eligible Individual" means any Employee, Consultant, or non-employee Director.

"Employee" means any person treated as a common law employee (including an Officer or a Director who is also treated as an employee) in the records of the Corporation or one of its Affiliates. The Corporation shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual's employment or termination of employment, as the case may be. For purposes of an individual's rights, if any, under the terms of the Plan as of the time of the Corporation's determination of whether or not the individual is an Employee, all such determinations by the Corporation shall be final, binding and conclusive as to such rights, if any, notwithstanding that the Corporation or any court of law or governmental agency subsequently makes a contrary determination as to such individual's status as an Employee.

"Exchange Act" means the Securities Exchange Act of 1934, as amended. A reference to any provision of the Exchange Act will include reference to any successor provision of the Exchange Act.

"Exercise Price" means the purchase price at which a Participant may exercise an Option, subject to the provisions of Article 5.

"Fair Market Value" means, as of any date:

(a)	if the Stock is readily tradeable on a national or regional securities exchange or market system, or is quoted on the Over the Counter Bulletin Board (OTCBB), the Fair Market Value of a share of Stock will be the sales price at close of the Stock on the Award Date, time of exercise, or other date of calculation (or on the last preceding trading date if Stock was not traded on such date) as quoted on such national or regional securities exchange or market system or the OTCBB (whichever constitutes the primary market for the Stock), as reported by the Consolidated Tape Association, the OTCBB or such other source as the Committee deems reliable; or

(b)	if the Stock is not readily tradeable on a national or regional securities exchange or market system and is not quoted on the OTCBB, the fair market value as determined in good faith by the Board or the Committee, by the reasonable application of a reasonable valuation method in accordance with Section 409A and Treasury Regulation Section 1.409A-1(b)(5)(iv)(B) (or any similar or successor provision), thereunder, as the Board or the Committee will in its discretion select and apply at the time of the Award Date, time of exercise, or other date of calculation.

"Freestanding SAR" means a Stock Appreciation Right that is granted independently of any Options, as described in Article 8.

"Incentive Compensation Award" means a cash-denominated award based on the achievement of Performance Goals, subject to the requirements of Article 12 and awarded in accordance with the terms of the Plan.

"Incentive Stock Option" or "ISO" means an option that is intended to qualify as an "Incentive Stock Option" within the meaning of Code Section 422. Any Option that does not qualify under Code 422 will be treated as a Non-Qualified Stock Option.

"Insider" means an Officer, Director, or other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

"Insider Trading Policy" means the written policy of the Corporation pertaining to the purchase, sale, transfer or other disposition of the Corporation's equity securities by Directors, Officers, Employees or other service providers who may possess material, nonpublic information regarding the Corporation or its securities.

"Non-Qualified Stock Option" means an Option that is not intended to be (as set forth in the Award Agreement) or that does not qualify as an Incentive Stock Option under Code Section 422.

"Officer" means any person designated by the Board as an officer of the Corporation.

"Option" means an option to purchase Stock at an Exercise Price determined on the Award Date, subject to the applicable provisions of Article 5, awarded in accordance with the terms and conditions of the Plan, and which may be an Incentive Stock Option or a Non-Qualified Stock Option.

"Participant" means an Eligible Individual to whom the Committee has made one or more Awards under the Plan in accordance with Section 4.1 of the Plan.

"Performance Goals" will mean performance goals established by the Committee prior to the grant of an Award and based on the attainment of one or any combination of the following, in each case of the Corporation, an Affiliate, or business unit by or within which the Participant is primarily employed or a combination thereof, and that are intended to qualify under Section 162(m): (a) net earnings; (b) operating earnings or income; (c) earnings growth; (d) net income; (e) net income per share; (f) gross revenue or revenue by pre-defined business segment; (g) revenue backlog; (h) pre- or post-tax profit margins; (i) cash flow, including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital; (j) earnings per share; (k) return on stockholders' equity; (l) stock price; (m) return on common stockholders' equity; (n) return on capital; (o) return on assets; (p) economic value added (income in excess of cost of capital); (q) customer satisfaction; (r) cost control or expense reduction; (s) ratio of operating expenses to operating revenues; (t) market share; and (u) adjusted pretax income, in each case, absolute or relative to peer-group comparative.

The Committee also may benchmark Performance Goals under one or more of the measures described above relative to the performance of other corporations. The Committee will set such Performance Goals within the time prescribed by Section 162(m). The Committee will have the discretion to adjust targets set for pre-established performance objectives as it deems appropriate to reflect the inclusion or exclusion of the impact of extraordinary or unusual items, events or circumstances in accordance with Section 162(m). If the Committee determines it is advisable to grant Awards that will not qualify for the performance-based exception of Section 162(m), the Committee may grant Awards that do not so qualify.

"Performance Period" means a period of one or more years, as determined by the Committee.

"Person" means a "person" as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act.

"Plan" means the SkyPeople Fruit Juice, Inc. Stock Incentive Plan, as set forth herein, as the same may be amended, administered or interpreted from time to time.

"Restricted Stock" means an award of shares of Stock delivered under the Plan subject to the requirements of Article 6 and such other restrictions as the Committee deems appropriate or desirable, including restrictions on transferability, a risk of forfeiture, and certain other terms and conditions under the Plan or specified by the Committee. The restrictions on, and risk of forfeiture of, Restricted Stock generally will expire on a specified date, upon the occurrence of an event or achievement of Performance Goals, or on an accelerated basis under certain circumstances specified in the Plan or the Award Agreement.

"Restricted Stock Unit" or "RSU" means a notional account established pursuant to an Award granted to a Participant, as described in Article 7, that is (a) valued solely by reference to shares of Stock, (b) subject to restrictions specified in the Award Agreement, and (c) payable in Stock or cash, in the Committee's sole discretion. The restrictions on, and risk of forfeiture of, Restricted Stock Units generally will expire on a specified date, upon the occurrence of an event or achievement of Performance Goals, or on an accelerated basis under certain circumstances specified in the Plan or the Award Agreement.

"Rule 16b-3" means Rule 16b-3 under the Exchange Act, as amended, and any guidance issued thereunder by the SEC.

"Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002. A reference to any provision of the Sarbanes-Oxley Act will include reference to any successor provision of the Sarbanes-Oxley Act.

"SEC" means the United States Securities and Exchange Commission.

"Section 162(m)" means Code Section 162(m), as amended, and any proposed and final regulations and other guidance issued thereunder by the U.S. Department of Treasury and/or the Internal Revenue Service.

"Section 409A" means Code Section 409A, as amended, and any proposed and final regulations and other guidance issued thereunder by the U.S. Department of Treasury and/or the Internal Revenue Service.

"Securities Act" means the Securities Act of 1933, as amended. A reference to any provision of the Securities Act will include reference to any successor provision of the Securities Act.

"Service" means the provision of personal services to the Corporation or its Affiliates in the capacity of (a) an Employee, (b) a Director, or (c) a Consultant. A Participant's Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service to the Corporation or its Affiliates, a transfer of the Participant among the Corporation and its Affiliates, or a change in the Corporation or Affiliate for which the Participant renders such Service, provided in each case that there is no interruption or termination of the Participant's Service. Additionally, a Participant's Service shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Corporation, provided that if any such leave taken by a Participant exceeds 90 days, then on the 91st day immediately following such 90-day period, the Participant's Service shall be deemed to have terminated, unless the Participant's right to return to Service is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Corporation, a leave of absence authorized by the Corporation shall be treated as Service for purposes of determining vesting under the Award Agreement. A Participant's Service shall be deemed to have terminated either upon an actual termination of Service or upon the time that the entity for which the Participant performs Service ceases to be an Affiliate of the Corporation. Subject to the foregoing, the Corporation, in its discretion, shall determine whether the Participant's Service has terminated and the effective date of and reason for such termination.

"Stock" means the common stock of the Corporation.

"Stock Appreciation Right" or "SAR" means the award of the contingent right to receive Stock or cash, as specified in the Award Agreement, in the future, based on the value or the appreciation in the value, of Stock, pursuant to the terms of Article 8. The Committee may grant SARs alone or in connection with a related Option. Stock Appreciation Rights may be either Freestanding SARs or Tandem SARs.

"Tandem SAR" means a SAR that is granted in connection with a related Option pursuant to Article 8, the exercise of which requires forfeiture of the right to purchase a share of Stock under the related Option (and when a share of Stock is purchased under the Option, the Tandem SAR similarly will be canceled).

ARTICLE 2

PLAN ADMINISTRATION

Section 2.1 Administration. The Committee will administer the Plan. The Committee will interpret the Plan and any Award Agreement or other form of agreement or other document used by the Corporation in the administration of the Plan or of any Award, and prescribe such rules, regulations, and procedures in connection with the operation of the Plan, as it deems to be necessary and advisable for the administration of the Plan consistent with the purposes of the Plan. Without limiting the foregoing, the Committee will have the authority and complete discretion to:

(a)	Prescribe, amend, and rescind rules and regulations relating to the Plan and any Awards;

(b)	Select Eligible Individuals (including members of the Committee) to receive Awards, as provided in Section 4.1 of the Plan;

(c)	Determine the form and terms of Awards;

(d)	Determine the number of shares of Stock or other consideration subject to Awards, as provided in Articles 5 through 8 of the Plan;

(e)	Determine whether Awards will be granted singly, in combination or in tandem with, in replacement of, or as alternatives to, other Awards under the Plan or grants or awards under any other incentive or compensation plan of the Corporation;

(f)	Construe and interpret the Plan, any Award Agreement in connection with an Award and any other agreement or document executed pursuant to the Plan;

(g)	Correct any defect or omission, or reconcile any inconsistency in the Plan, any Award, or any Award Agreement;

(h)	Accelerate or, with the consent of the Participant, defer the vesting of any Award or the exercise date of any Award, subject to the limitations of Section 409A;

(i)	Authorize any person to execute on behalf of the Corporation any instrument required to effectuate the grant of an Award and delegate to Officers of the Corporation the authority to perform administrative functions under the Plan subject to any legal requirements that the Committee as a whole take action with respect to such function, other than any such delegation that would cause Awards or other transactions under the Plan to cease to (i) be exempt from Section 16(b) of the Exchange Act, (ii) satisfy the "independent director" requirements of the applicable national or regional securities exchange or market system, or (iii) qualify as "performance-based compensation" under Section 162(m);

(j)	To the extent permissible under Delaware applicable State law, regulations and stock exchange rules, the Board and the Committee may each, in their discretion, delegate to another committee or one or more officers of the Corporation, any or all of the authority and responsibility of the Committee with respect to awards to Employees who are not subject to Section 16 of the Exchange Act at the time any such delegated authority or responsibility is exercised. To the extent that the Board or the Committee has delegated to such other committee or to one or more officers of the Corporation, the authority and responsibility of the Committee pursuant to the foregoing, all references to the Committee in the Plan shall be deemed to refer to such other committee or to such officer or officers;

(k)	Amend, modify, extend, cancel, or renew any Award, and authorize the exchange, substitution, or replacement of Awards, provided that (i) no such amendment, modification, extension, cancellation, renewal, exchange, substitution, or replacement will be to the detriment of a Participant with respect to any Award previously granted without the affected Participant's written consent, (ii) any such amendment, modification, extension, cancellation, renewal, exchange, substitution, or replacement must satisfy the requirements for exemption under Section 409A, and (iii) in no event will the Committee be permitted to reduce the Exercise Price of any outstanding Option, cancel an Option in exchange for cash or other Awards, exchange or replace an outstanding Option with a new Option with a lower Exercise Price, or take any other action that would be a "repricing" of Options, without stockholder approval, except pursuant to Section 3.2;

(l)	Determine whether a Participant has engaged in the operation or management of a business that is in competition with the Corporation or any of its Affiliates, or whether a Participant has violated the restrictive covenants referred to in Section 11.12; and

(m)	Make all other determinations deemed necessary or advisable for the administration of the Plan.

The Committee will keep records of action taken at its meetings. A majority of the Committee will constitute a quorum at any meeting, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee, will be the acts of the Committee.

Section 2.2 Administration with Respect to Insiders. With respect to Eligible Individuals who are Insiders, at any time that any class of equity security of the Corporation is registered under Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

Section 2.3 Indemnification. Each person who is or has been a member of the Committee or the Board, and any individual or individuals to whom the Committee has delegated authority under this Article 2, will be indemnified and held harmless in accordance with the Corporation's Certificate of Incorporation.

ARTICLE 3

AUTHORIZED SHARES

Section 3.1 Shares Available Under the Plan. Subject to adjustment as set forth in Section 3.2, the maximum number of shares of Stock that may be issued or delivered and as to which Awards may be granted under the Plan will be one million (1,000,000). The shares that may be issued or delivered under the Plan may be either authorized but unissued shares, repurchased shares, or partly each. The number of shares of Stock underlying an Award under the Plan that expire without being exercised, or are forfeited, or terminated without a distribution of Stock to the Participant, shall again be available for purposes of the Plan. If a share of Stock subject to an Award is not delivered because it is used to satisfy a tax withholding obligation or pay the Exercise Price of an Option, then that share of Stock will not thereafter be deemed available for Award. Each SAR that is settled in shares of Stock shall reduce the remaining shares of Stock available under this Section by one (1.0), notwithstanding the fact that the net number of shares of Stock delivered on exercise may be less than the number of SARs granted.

Notwithstanding anything to the contrary in this Section 3.1, (i) in no event will more than 500,000 shares of Stock be cumulatively available for Awards of Incentive Stock Options under the Plan, and (ii) in no event will more than 500,000 shares of Stock be cumulatively available for Awards other than Options or Stock Appreciation Rights. Subject to adjustment as set forth in Section 3.2, the maximum number of shares of Stock with respect to which Awards may be granted in any calendar year to any Participant under the Plan will be 200,000 shares, with Options or SARs awarded with an Exercise Price no less than Fair Market Value on the Award Date.

If, in connection with an acquisition of another company or all or part of the assets of another company by the Corporation or an Affiliate, or in connection with a merger or other combination of another company with the Corporation or an Affiliate, the Corporation either (i) assumes stock options or other stock incentive obligations of such other company, or (ii) grants stock options or other stock incentives in substitution for stock options or other stock incentive obligations of such other company, then none of the shares of Stock that are issuable or transferable pursuant to such stock options or other stock incentives that are assumed or granted in substitution by the Corporation will be charged against the limitations set forth in this Section 3.1.

Section 3.2 Adjustment and Substitution of Shares. In the event of any consolidation, equity or other non-cash dividend, extraordinary cash dividend, split-up, spin-off, combination or exchange of shares of Stock or equity, reorganization or recapitalization or change in capitalization, or any other similar corporate event, the Board shall adjust the aggregate number of shares of Stock subject to the Plan and the number of shares of Stock that may be made subject to Awards to any individual Participant, as well as the aggregate number of shares of Stock that may be made subject to any type of Award.

(a)	Equity Restructurings. If the outstanding Shares are increased, decreased, changed into or exchanged for a different number or kind of securities of the Corporation through a non-reciprocal transaction between the Corporation and its Owners that causes the per Share fair value underlying an Award to change, such as dividend, split, spin-off, rights offering, recapitalization through a large, non-recurring cash dividend, or other similar transaction, a proportionate adjustment shall be made to the number or kind of shares of Stock or securities allocated to Awards that have been granted prior to any such change to equalize the fair value of the Awards before and after the equity restructuring. Any such adjustment in an outstanding Option shall be made without change in the aggregate purchase price applicable to the unexercised portion of such Option but with a corresponding adjustment in the Exercise Price.

(b)	Reciprocal Transactions. The Board may, but shall not be obligated to, make an appropriate and proportionate adjustment to an Award or to the Exercise Price of any outstanding Award, and/or grant an additional Award to the holder of any outstanding Award, to compensate for the diminution in the intrinsic value of the shares of Stock resulting from any reciprocal transaction such as a business combination, merger or acquisition. The determination by the Board as to the terms of any of the foregoing adjustments shall be conclusive and binding.

(c)	Certain Unusual or Nonrecurring Events. In recognition of unusual or nonrecurring events affecting the Corporation or its financial statements, or in recognition of changes in applicable laws, regulations, or accounting principles, and, whenever the Board determines that adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Board, using reasonable care, may make adjustments in the terms and conditions of, and the criteria included in, Awards.

(d)	In the case of any adjustment or substitution as provided for in this Section 3.2, the aggregate Exercise Price for all shares of Stock subject to each then-outstanding Option prior to such adjustment or substitution will be the aggregate Exercise Price for all shares of Stock or other securities (including any fraction) to which such shares of Stock will have been adjusted or which will have been substituted for such shares of Stock. Any new Exercise Price per Share will be carried to at least three decimal places with the last decimal place rounded upwards.

(e)	No adjustment or substitution provided for in this Section 3.2 will require the Corporation to issue or sell a fraction of a Share or other security. Accordingly, all fractional shares of Stock or other securities that result from any such adjustment or substitution will be eliminated and not carried forward to any subsequent adjustment or substitution.

(f)	If any such adjustment or substitution provided for in this Section 3.2 requires the approval of stockholders in order to enable the Corporation to grant Incentive Stock Options, then no such adjustment or substitution of ISOs will be made without prior stockholder approval. If the effect of any adjustment or substitution would be to cause an Option to fail to continue to qualify as an ISO or to cause a modification, extension or renewal of such Option within the meaning of Code Sections 409A or 424, the Committee may elect that such adjustment or substitution not be made but rather will use reasonable efforts to effect such other adjustment of each then outstanding Option as the Committee in its sole discretion will deem equitable and which will not result in any disqualification, modification, extension or renewal (within the meaning of Code Sections 409A or 424) of such Incentive Stock Option.

ARTICLE 4

ELIGIBILITY AND AWARDS

Section 4.1 Eligibility. Subject to the provisions of the Plan, the Committee will have full and final authority, in its discretion, to grant Awards as described herein and to determine the Eligible Individuals to whom Awards will be granted.

Section 4.2 Award Agreement. Each Award granted under the Plan will be evidenced by a written or electronic Award Agreement, in a form approved by the Committee. Such Award Agreement will be subject to and incorporate the express terms and conditions, if any, required under the Plan or as required by the Committee for the form of Award granted and such other terms and conditions as the Committee may specify, and will be executed by the Chief Executive Officer, the President (if other than the Chief Executive Officer), or any person designated as an executive Officer by the Board for Section 16 purposes, on behalf of the Corporation, and by the Participant to whom such Award is granted. The Board may at any time and from time to time amend an outstanding Award Agreement in a manner consistent with the Plan, and/or modify or amend Award Agreements with respect to Options intended as of the Award Date to be Incentive Stock Options in such respects as it deems necessary in order that Incentive Stock Options granted under the Plan will comply with the appropriate provisions of the Code and regulations thereunder which are in effect from time to time with respect to Incentive Stock Options.

Section 4.3 Corporation's Obligation to Deliver Stock. The obligation of the Corporation to issue or deliver shares of Stock under the Plan will be subject to (a) the effectiveness of a registration statement under the Securities Act, with respect to such shares, if deemed necessary or appropriate by counsel for the Corporation; (b) the condition that the shares will have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange on which such shares may then be listed; and (c) all other applicable laws, regulations, rules and orders that may then be in effect.

ARTICLE 5

STOCK OPTIONS

Section 5.1 Grant of Stock Options. The Committee will have authority, in its discretion, to grant Incentive Stock Options, Non-Qualified Stock Options or both types of Options. Notwithstanding the above, the Committee may grant Incentive Stock Options only to Employees. Subject to adjustment as set forth in Section 3.2, no Participant will be granted an Option or Options under the Plan (disregarding canceled, terminated or expired stock options) for an aggregate number of shares in excess of 500,000. Options granted under the Plan will be subject to the following terms and conditions of this Article 5.

Section 5.2 Exercise Price. Subject to adjustment as set forth in Section 3.2, the Exercise Price will be such price as the Committee, in its discretion, will determine and set forth in the Award Agreement, except that, the Exercise Price will not be less than one hundred percent (100%) of the Fair Market Value per share of Stock covered by the Option as determined on the Award Date. Notwithstanding the foregoing, the Committee may grant an Option with an Exercise Price lower than the minimum Exercise Price set forth above if the Committee grants such Option pursuant to an assumption or substitution for another option in a manner that would qualify under the provisions of Code Section 424(a).

Section 5.3 Payment of Exercise Price. The Exercise Price will be payable in full in any one or more of the following ways:

(a)	in cash, check, bank draft, money order or wire transfer payable to the Corporation;

(b)	by delivery to the Corporation (either by actual delivery or by attestation) of shares of Stock (which are owned by the Participant free and clear of all liens and other encumbrances and which are not subject to the restrictions set forth in Article 6) having an aggregate Fair Market Value on the date of exercise of the Option equal to the Exercise Price for the shares being purchased;

(c)	by requesting that the Corporation withhold such number of shares of Stock then issuable upon exercise of the Option as will have an aggregate Fair Market Value equal to the Exercise Price for the shares being acquired upon exercise of the Option (and any applicable withholding taxes);

(d)	by a "net exercise" arrangement under which the Corporation will reduce the number of shares of Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate Exercise Price; provided that the Corporation shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate Exercise Price not satisfied by such reduction in the number of whole shares to be issued; and provided further that shares of Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (i) shares are used to pay the Exercise Price pursuant to the "net exercise," (ii) shares are delivered to the Participant as a result of such exercise, and (iii) shares are withheld to satisfy tax withholding obligations;

(e)	provided that a public market for the Corporation's stock exists, and to the extent permitted by the Sarbanes-Oxley Act:

(i)	through a "same day sale" commitment from the Participant and a broker-dealer that is a member of the Financial Industry Regulatory Authority (a "FINRA Dealer") whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the shares so purchased to pay the Exercise Price (or a larger number of the shares so purchased), and whereby the FINRA Dealer irrevocably commits upon receipt of such shares to forward the Exercise Price directly to the Corporation (and any excess to the Participant);

(ii)	through a "margin" commitment from the Participant and a FINRA Dealer whereby the Participant irrevocably elects to exercise the Option and to pledge the shares so purchased to the FINRA Dealer in a margin account as security for a loan from the FINRA Dealer in the amount of the Exercise Price, and whereby the FINRA Dealer irrevocably commits upon receipt of such shares to forward the Exercise Price directly to the Corporation;

(f)	to the extent permitted by the Sarbanes-Oxley Act, by a full-recourse promissory note executed by the Participant, evidencing his or her obligation to make future cash payment thereof, secured by an applicable number of shares of Stock or such other security as may be determined by the Committee; provided, however, that in no event may the Committee accept a promissory note for an amount in excess of the difference between the aggregate Exercise Price and the par value of the shares; or

(g)	by any combination of the foregoing.

If the Exercise Price is paid in whole or in part in shares of Stock, any portion of the Exercise Price representing a fraction of a share will be paid in cash. The date of exercise of an Option will be determined under procedures established by the Committee, and the Exercise Price will be payable at such time or times as the Committee, in its discretion, will determine. No shares will be issued or delivered upon exercise of an Option until full payment of the Exercise Price has been made, provided that, for this purpose, tender of a promissory note will constitute full payment of the principal amount of such promissory note. When full payment of the Exercise Price has been made, the Participant will be considered for all purposes to be the owner of the shares with respect to which payment has been made, subject to the restrictions set forth in Articles 6 and 11.

Section 5.4 Exercisability, Expiration, and Term of Options. Subject to this Section 5.4 and Section 2.1, Options may be exercised at such times, in such amounts and subject to such restrictions as will be determined by the Committee, in its discretion. An Option may be exercised (a) at such time as the Option vests, or (b) if and to the extent set forth in the applicable Award Agreement, prior to the date on which the Option vests, provided that such Stock obtained will be subject to the same requirements that are applicable to grants of Restricted Stock set forth in Article 6 and in the applicable Award Agreement. After an Option is granted, the Committee, in its sole discretion, may accelerate the exercisability of the Option. Restrictions and conditions on the exercise of an Option need not be the same for each Award or for each Participant.

Each Option will terminate not later than the expiration date specified in the Award Agreement pertaining to such Option, provided that the expiration date with respect to an Option shall not be later than the 10th anniversary of its Award Date.

Except as otherwise provided in the Award Agreement, the vesting conditions on an Option will lapse upon the date that a Participant dies or becomes Disabled. Except as otherwise provided in the Award Agreement, a Participant (or his or her beneficiary, as applicable) must exercise any outstanding Option, if any, within one year following the Participant's death or Disability (or by the 10th anniversary of the Option's Award Date, if earlier). If the Participant does not exercise any outstanding Option within one year from the Participant's death or Disability (or by the 10th anniversary of the Option's Award Date, if earlier), the outstanding Option will be cancelled and forfeited.

Subject to the preceding paragraph, unless otherwise determined by the Committee and set forth in an Award Agreement or an amendment thereto, following a Participant's termination of Service for any reason other than Cause, such Participant must exercise any outstanding Option, if at all, within 90 days from the date of termination of Service (or by the 10th anniversary of the Option's Award Date, if earlier). If the Participant does not exercise any outstanding Option within 90 days from the date of termination of Service (or by the 10th anniversary of the Option's Award Date, if earlier), the outstanding Option will be cancelled and forfeited. All Options, including vested Options, will be cancelled and forfeited immediately upon a Participant's termination of Service for Cause.

Notwithstanding any contrary provision of this Section 5.4, if, on the date an outstanding Option would expire, the exercise of the Option would violate applicable securities laws, the expiration date applicable to the Option will be extended to a date that is 30 calendar days after the date the exercise of the Option would no longer violate applicable securities laws.

Section 5.5 Special Provisions Applicable to ISOs. Notwithstanding any other provision of this Article 5, the following special provisions will apply to any award of Incentive Stock Options:

(a)	The Committee will not award an Incentive Stock Option under this Plan if it would cause the aggregate Fair Market Value of Stock with respect to which Incentive Stock Options are exercisable by the Participant for the first time during a calendar year (under all plans of the Corporation and its Affiliates) to exceed $100,000.

(b)	If the Employee to whom the Incentive Stock Option is granted is a Ten Percent Owner of the Corporation, then: (A) the Exercise Price for each share subject to an Option will be at least one hundred ten percent (110%) of the Fair Market Value of the Stock on the Award Date; and (B) the Option will expire upon the earlier of (i) the time specified by the Committee in the Award Agreement, or (ii) the fifth anniversary of the Award Date.

(c)	No Option that is intended to be an Incentive Stock Option may be granted under the Plan until the Corporation's stockholders approve the Plan. If such stockholder approval is not obtained within 12 months after the Board's adoption of the Plan, then no Options may be granted under the Plan that are intended to be Incentive Stock Options.

(d)	The maximum number of shares of Stock with respect to which any one Participant may be granted Options that are intended to be Incentive Stock Options in any one calendar year will be 100,000, subject to adjustment as set forth in Section 3.2.

(e)	An Incentive Stock Option must be exercised, if at all, within three months after the Participant's termination of Service for a reason other than death or becoming Disabled, and within twelve months after the Participant's termination of Service for death or becoming Disabled; provided that, an Option that is intended to be an Incentive Stock Option may be exercised more than three months, but not more than twelve months, after the Participant's termination of Service for a reason other than death or becoming Disabled, in which case the Option will be a Nonqualified Stock Option.

(f)	For purposes of this Section, "Ten Percent Owner" means an individual who, at the time an Option is granted under this Plan, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or any Affiliate. For purposes of this Section 5.5(f), a Participant will be considered as owning (i) not only shares of the Stock owned individually, but also all shares that are at the time owned, directly or indirectly, by or for the spouse, ancestors, lineal descendants and brothers and sisters (whether by the whole or half blood) of such individual and (ii) proportionately any shares of Stock owned, directly or indirectly, by or for any corporation, partnership, estate or trust in which such individual will be a stockholder, partner or beneficiary.

ARTICLE 6

RESTRICTED STOCK AWARDS

Section 6.1 Award. Subject to the terms and provisions of the Plan, the Committee may award, at any time, shares of Restricted Stock to any Eligible Individual in the number and form, and subject to such restrictions on transferability and other restrictions as the Committee may determine in its discretion and set forth in the Award Agreement, including without limitation the achievement of Performance Goals. A Participant also may receive Restricted Stock as the result of an exercise of an Option, when such award has not vested.

Section 6.2 Vesting and Restrictions on Transfer. Shares of Stock issued pursuant to any Restricted Stock Award shall be made subject to vesting conditions based upon the satisfaction of such Service requirements, conditions, restrictions or Performance Goals as the Committee shall establish and set forth in the Award Agreement. During any period in which shares acquired under a Restricted Stock Award remain subject to vesting conditions, the Participant may not sell, exchange, transfer, pledge, assign, or otherwise dispose of such shares. Except as otherwise provided in the Award Agreement, the vesting conditions on any shares of Restricted Stock will expire and the restrictions on shares of Restricted Stock will lapse upon the date that a Participant dies or becomes Disabled. Upon request by the Corporation, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Corporation any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

Section 6.3 Termination of Service. Except as otherwise provided in Section 6.2 above, if a Participant's termination of Service occurs for any reason before the expiration of the vesting conditions, all shares of Restricted Stock that remain subject to vesting conditions will be forfeited by the Participant as of the Participant's termination of Service, unless the Committee otherwise determines. In the case of Restricted Stock purchased through the exercise of an Option, the Corporation will refund the Exercise Price paid on the exercise of the Option. Such forfeited shares of Restricted Stock will again become available for award under the Plan.

Section 6.4 Voting Rights; Dividends and Distributions. Except as provided in this Section 6.4 or the Award Agreement, during any period in which shares acquired pursuant to a Restricted Stock Award remain subject to vesting conditions, the Participant shall have all of the rights of a stockholder of the Corporation holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares. However, in the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Corporation as described in Section 3.2, any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant is entitled by reason of the Participant's Restricted Stock Award shall be immediately subject to the same vesting conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made.

ARTICLE 7

RESTRICTED STOCK UNIT AWARDS

Section 7.1 Award. Subject to the terms and provisions of the Plan, the Committee may award, at any time, Restricted Stock Units to any Eligible Individual in the number and form, and subject to such restrictions on transferability and other restrictions as the Committee may determine in its discretion and set forth in the Award Agreement, including without limitation the achievement of Performance Goals.

Section 7.2 Purchase Price. No monetary payment (other than applicable tax withholding, if any) shall be required as a condition of receiving a Restricted Stock Unit Award, the consideration for which shall be services actually rendered to or for the benefit of the Corporation or an Affiliate.

Section 7.3 Vesting. Restricted Stock Unit Awards shall be made subject to vesting conditions based upon the satisfaction of such Service requirements, conditions, restrictions or Performance Goals as the Committee shall establish and set forth in the Award Agreement. Except as otherwise provided in the Award Agreement, the vesting conditions on any Restricted Stock Unit Award will expire and the Restricted Stock Unit will fully vest upon the date that a Participant dies or becomes Disabled.

Section 7.4 Voting Rights, Dividend Equivalent Rights, and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Corporation or of a duly authorized transfer agent of the Corporation). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to receive Dividend Equivalent Rights during the period beginning on the date a Restricted Stock Unit Award is granted and ending, with respect to each share of Stock underlying the Award, on the earlier of the date the Award vests or the date on which it is terminated. However, in the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Corporation as described in Section 3.2, any and all new, substituted or additional securities or other property (other than normal cash dividend equivalents) to which the Participant may be entitled by reason of the Participant's Restricted Stock Unit Award shall be immediately subject to the terms and conditions and shall be settled in the same manner and at the same time as the Restricted Stock Unit Award with respect to which such Dividend Equivalent Rights were paid or adjustments were made.

Section 7.5 Effect of Termination of Service. Except as otherwise provided in Section 7.3 above or by the Committee and set forth in the Award Agreement evidencing a Restricted Stock Unit Award, if a Participant's Service terminates for any reason, whether voluntary or involuntary, then the Participant shall forfeit any Restricted Stock Units that remain subject to vesting conditions as of the date of the Participant's termination of Service.

Section 7.6 Settlement of Restricted Stock Unit Awards. The Corporation shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant's Restricted Stock Unit Award vest or on such other date determined by the Committee, in its discretion, and set forth in the Award Agreement one share of Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 3.2) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes, if any. If permitted by the Committee, the Participant may elect, consistent with the requirements of Section 409A and in accordance with such procedures as the Committee may specify from time to time, to defer receipt of all or any portion of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section 7.6. Notwithstanding the foregoing, the Committee, in its discretion, may provide in any Award Agreement for settlement of any Restricted Stock Unit Award by payment to the Participant in cash of an amount equal to the Fair Market Value on the vesting date of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section 7.6. Notwithstanding the foregoing, any stock issued or cash paid to the Participant in settlement of the Restricted Stock Units will be issued or paid, as applicable, as soon as administratively practicable following the applicable vesting date but in no event later than March 15th of the year following such vesting date (unless such Restricted Stock Unit has been deferred as permitted by the Committee under this Section 7.6).

ARTICLE 8

STOCK APPRECIATION RIGHTS

Section 8.1 Grant of Stock Appreciation Rights. The Committee will have the authority, in its discretion, to grant Stock Appreciation Rights to Participants at any time and from time to time. Within the limits of Articles 2 and 3 and this Article 8, the Committee will have sole discretion to determine the number of SARs granted to each Participant and, consistent with the provisions of the Plan, to determine the terms and conditions pertaining to SARs. The Committee may grant Freestanding SARs, Tandem SARs or any combination of the two, as specified in the Award Agreement. Stock Appreciation Rights granted in conjunction with a Non-Qualified Stock Option may be granted either at the time such Non-Qualified Stock Option is granted or at any time thereafter during the term of such Non-Qualified Stock Option. Stock Appreciation Rights granted in conjunction with an Incentive Stock Option may only be granted at the time such Incentive Stock Option is granted.

The Exercise Price of a Freestanding SAR shall not be less than the Fair Market Value of a share of Stock on the Award Date of the SAR. If a Tandem SAR is granted after the grant of the related Option, or if an Option is granted after the grant of the Tandem SAR, the later granted Award will have the same Exercise Price as the earlier granted Award, but the Exercise Price for the later granted Award may be less than the Fair Market Value of the Stock at the time of such grant. SARs may be subject to Code Section 409A.

Section 8.2 Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the shares subject to the related Option, upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the shares for which its related Option is then exercisable.

Section 8.3 Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes, and sets forth in the Award Agreement. Unless otherwise determined by the Committee and set forth in the Award Agreement, following a Participant's termination of Service for any reason other than Cause, such Participant must exercise any outstanding SAR, if at all, within ninety (90) days from the date of termination of Service. If the Participant does not exercise any outstanding SAR within ninety (90) days from the date of termination of Service, the Participant will forfeit the outstanding SAR. All SARs, including vested SARs, will be cancelled and forfeited immediately upon a Participant's termination of Service for Cause.

Section 8.4 Term of SARs. The Committee will determine the term of an SAR, in its sole discretion, which it will set forth in the Award Agreement. The term of an SAR may not exceed ten years.

Section 8.5 Payment of SAR Amount. Upon exercise of an SAR, a Participant will be entitled to receive payment from the Corporation in an amount determined by multiplying:

(a)	the excess (or some portion of the excess as determined at the time of the grant by the Committee) if any, of the Fair Market Value of a share on the date of exercise of the SAR over the Exercise Price specified in the Award Agreement; by

(b)	the number of shares of Stock as to which the SAR is exercised.

The Committee will set forth in the Award Agreement whether the payment upon SAR exercise will be made in cash, in shares of Stock of equivalent Fair Market Value or in some combination of the two.

ARTICLE 9

CHANGE IN CONTROL

Section 9.1 Accelerated Vesting. The Committee will have the discretion to provide in applicable Award Agreements that, in the event of a Change in Control, the following provisions will apply:

(a)	each outstanding Option and SAR will immediately become vested and exercisable in full; and

(b)	the vesting conditions on each share of Restricted Stock or RSU will lapse.

Unless full vesting is otherwise provided for in the applicable Award Agreement, full vesting of all such outstanding Awards as described in the preceding sentence will occur upon a Change in Control, unless the Corporation is the surviving entity and any adjustments necessary to preserve the value of the Participant's outstanding Awards have been made, or the Corporation's successor at the time of the Change in Control irrevocably assumes the Corporation's obligations under the Plan or replaces each Participant's outstanding Award with an award of equal or greater value and having terms and conditions no less favorable to the Participant than those applicable to the Participant's Award immediately prior to the Change in Control.

In the event of a Change in Control that is a merger or consolidation in which the Corporation is not the surviving corporation or that results in the acquisition of substantially all the Corporation's outstanding Stock by a single person or entity or by a group of persons or entities acting in concert, or in the event of a sale or transfer of all or substantially all of the Corporation's assets (a "Covered Transaction"), the Committee will have the discretion to provide for the termination of all outstanding Options and SARs as of the effective date of the Covered Transaction, provided that no Option or SAR will be so terminated (without the consent of the Participant) prior to the expiration of 20 days following the later of (i) the date on which the Award became fully exercisable and (ii) the date on which the Participant received written notice of the Covered Transaction.

Section 9.2 Excess Parachute Payment. In the event that any acceleration of vesting pursuant to an Award and any other payment or benefit received or to be received by a Participant would subject the Participant to any excise tax pursuant to Code Section 4999 due to the characterization of such acceleration of vesting, payment or benefit as an excess parachute payment under Code Section 280G, the Participant may elect, in his or her sole discretion, to reduce the amount of any acceleration of vesting called for under the Award in order to avoid such characterization. To aid the Participant in making any election made under this Section 9.2, no later than the date of the occurrence of any event that might reasonably be anticipated to result in an excess parachute payment to the Participant, the Corporation shall request a determination in writing by independent experts selected by the Corporation. As soon as practicable thereafter, the independent experts shall determine and report to the Corporation and the Participant the amount of such acceleration of vesting, payments and benefits that would produce the greatest after-tax benefit to the Participant. For the purposes of such determination, the independent experts may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Corporation and the Participant shall furnish to the independent experts such information and documents as the experts may reasonably request in order to make their required determination. The Corporation shall bear all fees and expenses the independent experts may reasonably charge in connection with their services contemplated by this Section 9.2, and any excise tax, income tax, interest, or penalties imposed on the Participant as a result of a successful Internal Revenue Service claim that, contrary to the determination and report of the independent experts, the Participant must pay an excise tax under Code Section 4999 due to the characterization of such acceleration of vesting, payment or benefit as an excess parachute payment under Code Section 280G.

ARTICLE 10

CERTIFICATES FOR AWARDS OF STOCK

Section 10.1 Stock Certificates. Except as otherwise provided in this Section 10.1, the Corporation will issue to each Participant entitled to receive shares of Stock under the Plan a certificate for such shares. Such certificate will be registered in the name of the Participant and will bear an appropriate legend reciting the terms, conditions and restrictions, if any, applicable to the Stock, Each certificate will be subject to appropriate stop-transfer orders. To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange or market system. If the issuance of shares under the Plan is effected on a non-certificated basis, the issuance of shares to a Participant will be reflected by crediting (by means of a book entry) the applicable number of shares of Stock to an account maintained by the Corporation in the name of such Participant, which account may be an account maintained by the Corporation for such Participant under any dividend reinvestment program offered by the Corporation. The Committee may require, under such terms and conditions as it deems appropriate or desirable, that the certificates for Restricted Stock delivered under the Plan be held in custody by a bank or other institution, or that the Corporation may itself hold such shares in custody until the vesting conditions expire or until restrictions thereon otherwise lapse, and may require, as a condition of any receipt of Restricted Stock, that the recipient will have delivered a stock power endorsed in blank relating to the Restricted Stock. Certificates for shares of unrestricted Stock may be delivered to the Participant after, and only after, the vesting conditions will have expired without forfeiture in respect of such shares of Restricted Stock.

Section 10.2 Compliance With Laws and Regulations. The grant of Awards and the issuance of shares of Stock pursuant to an Award shall be subject to compliance with all applicable requirements of Federal, state, local and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares of Stock issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award, or (b) in the opinion of legal counsel to the Corporation, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Corporation to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Corporation's legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Corporation of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Corporation may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Corporation.

Section 10.3 Restrictions. All certificates for shares of Stock delivered under the Plan (and all non-certificated shares credited to a Participant's account as provided in Section 10.1) also will be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the SEC, any stock exchange or quotation system upon which the Stock is then listed and any applicable Federal or state securities laws; and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. The foregoing provisions of this Section 10.3 will not be effective if and to the extent that the shares of Stock delivered under the Plan are covered by an effective and current registration statement under the Securities Act, or if and so long as the Committee determines that application of such provisions is no longer required or desirable. In making such determination, the Committee may rely upon an opinion of counsel for the Corporation.

Section 10.4 Rights of Stockholders. Except as otherwise provided herein, no Participant awarded an Option, SAR or RSU will have any right as a stockholder with respect to any shares subject to such Award prior to the date of issuance to him or her of a certificate or certificates for such shares, or if applicable, the crediting of non-certificated shares to an account maintained by the Corporation in the name of such Participant. No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Sections 3.2, 6.4, 7.4, or another provision of the Plan.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Effect of the Plan on the Rights of Employees and Employer. Neither the adoption of the Plan nor any action of the Board or the Committee pursuant to the Plan will be deemed to give any Eligible Individual any right to be granted an Award and nothing in the Plan, in any Award granted under the Plan or in any Award Agreement will confer any right to any Participant to continue in the employment of the Corporation or any Affiliate or to continue to be retained to provide Services to the Corporation or any Affiliate as a Director, or Consultant or interfere in any way with the rights of the Corporation or any Affiliate to terminate a Participant's Service at any time.

Section 11.2 Amendment. The Board specifically reserves the right to alter and amend the Plan at any time and from time to time and the right to revoke or terminate the Plan or to suspend the granting of Awards pursuant to the Plan; provided that no such alteration, amendment, revocation, termination, or suspension will terminate any outstanding Award theretofore granted under the Plan, unless there is a liquidation or a dissolution of the Corporation; and provided further that no such alteration or amendment of the Plan will, without prior stockholder approval (a) increase the total number of shares that may be issued or delivered under the Plan; (b) make any changes in the class of Eligible Individuals; (c) extend the period set forth in the Plan during which Awards may be granted; or (d) make any changes that require stockholder approval under the rules and regulations of any securities exchange or market on which the Stock is traded. No alteration, amendment, revocation or termination of the Plan or suspension of any Award will materially adversely affect, without the written consent of the holder of an Award theretofore granted under the Plan, the rights of such holder with respect to such Award. The Committee may not amend any Award to extend the exercise period beyond a date that is later than the earlier of the latest date upon which the Award could have expired by its original terms under any circumstances or the 10th anniversary of the original date of grant of the Award, or otherwise cause the Award to become subject to Section 409A. However, if the exercise period of an Option is extended at a time when the Exercise Price of the Option equals or exceeds the Fair Market Value of the Stock that could be purchased (in the case of an Option) or the Fair Market Value of the Stock used to determine the payment to the Participant (in the case of a Stock Appreciation Right), such extension will not be considered an extension of the original Award.

Section 11.3 Effective Date and Duration of Plan. The Plan was adopted by the Board effective July 11, 2011 (the "Effective Date") provided that the Corporation's stockholders approve such amendment of the Plan within one year of that date. The Plan will remain in effect until the earliest of the date (a) all shares authorized to be issued or transferred hereunder have been issued or transferred (b) the Plan is terminated by the Board, or (c) the 10th anniversary of the Effective Date, and will continue in effect thereafter with respect to any Awards outstanding at the time of such termination. In no event will an Incentive Stock Option be granted under the Plan more than ten (10) years from the date the Plan is adopted by the Board, or the date the Plan is approved by the Corporation's stockholders, whichever is earlier, unless within such ten year period stockholders approve an increase in the number of shares available for grants under the Plan, in which case more than ten (10) years from the last date on which the stockholders so approve any such increase.

Section 11.4 Unfunded Status of Plan. The Plan will be unfunded. The Corporation will not be required to establish any special or separate fund nor to make any other segregation of assets to assume the payment of any benefits under the Plan. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award will give any such Participant any rights that are greater than those of a general unsecured creditor of the Corporation, provided that the Committee may authorize the creation of trusts or make other arrangements to meet the Corporation's obligations under the Plan to deliver cash, shares or other property pursuant to any Award, which trusts or other arrangements will be consistent with the "unfunded" status of the Plan unless the Committee otherwise determines.

Section 11.5 Tax Withholding. Whenever the Corporation proposes or is required to distribute Stock under the Plan, the Corporation may require the recipient to remit to the Corporation an amount sufficient to satisfy any Federal, state and local tax withholding requirements prior to the delivery of any certificate for such shares or, in the discretion of the Committee, the Corporation may withhold from the shares to be delivered the minimum number of shares sufficient to satisfy all or a portion of such tax withholding requirements. Whenever payments under the Plan are to be made in cash, such payments may be net of an amount sufficient to satisfy any Federal, state and local tax withholding requirements.

Any Award may provide that the Participant may elect, in accordance with any conditions set forth in such Award, to pay any withholding taxes in shares of Stock, provided that the Participant, by accepting the Award will be deemed to instruct and authorize the Corporation or its delegatee for such purpose to sell on his or her behalf a whole number of shares of Stock from those shares of Stock issuable to the Participant in payment of vested shares of Restricted Stock or RSUs as the Corporation or its delegatee determines to be appropriate to generate cash proceeds sufficient to satisfy the minimum tax withholding obligation. This direction and authorization is intended to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act, and to be interpreted to comply with the requirements of Rule 10b5-1(c) of the Exchange Act. Such shares will be sold on the day the Restricted Stock or RSUs become vested, which is the date the tax withholding obligation arises, or as soon thereafter as practicable. Unless otherwise provided by the Committee, the Participant will be responsible for all brokerage fees and other costs of sale, and the Participant will agree to indemnify and hold the Corporation harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed the Participant's minimum tax withholding obligation (e.g., because of the need to sell whole shares), the Corporation or its delegatee will pay such excess in cash to the Participant through payroll as soon as practicable. The Corporation is under no obligation to arrange for such sale at any particular price. The Participant agrees to pay to the Corporation as soon as practicable, including through additional payroll withholding, any amount of the tax withholding obligation that is not satisfied by the sale of shares described above.

Section 11.6 Benefits. Amounts received under the Plan are not to be taken into account for purposes of computing benefits under other plans.

Section 11.7 Successors and Assigns. The terms of the Plan will be binding upon the Corporation and its successors and assigns.

Section 11.8 Headings. Captions preceding the sections hereof are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.

Section 11.9 Federal and State Laws, Rules and Regulations. The Plan and the grant of Awards will be subject to all applicable Federal, state, and local laws, rules and regulations and to such approval by any government or regulatory agency as may be required.

Section 11.10 Governing Law. To the extent not preempted by Federal law, the Plan, any Award Agreement, and documents evidencing Awards or rights relating to Awards will be construed, administered and governed in all respects under and by the laws of the State of Florida, without giving effect to its conflict of laws principles. If any provision of the Plan will be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof will continue to be fully effective. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), the Plan will be exclusively in the courts in the State of Florida, including the Federal Courts located therein (should Federal jurisdiction exist).

Section 11.11 Beneficiary Designation. Each Participant may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case the Participant should die or become Disabled before receiving any or all of his or her Plan benefits. Each beneficiary designation will revoke all prior designations by the same Participant, must be in a form prescribed by the Committee, and must be made during the Participant's lifetime. If the Participant's designated beneficiary predeceases the Participant or the Participant has not designated a beneficiary, benefits remaining unpaid at the Participant's death will be paid to the Participant's estate or other entity described in the Award Agreement.

Section 11.12 Forfeiture Events.

(a)	The Committee may specify in the Award Agreement that the Participant's rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of Service for Cause or any act by a Participant, whether before or after termination of Service, that would constitute Cause for termination of Service.

(b)	If the Corporation is required to prepare an accounting restatement due to the material noncompliance of the Corporation, as a result of misconduct, with any financial reporting requirement under any applicable securities laws, any Participant who knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, and any Participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act, shall reimburse the Corporation the amount of any payment in settlement of an Award earned or accrued during the twelve- (12-) month period following the first public issuance or filing with the SEC (whichever first occurred) of the financial document embodying such financial reporting requirement.

(c)	The Award Agreement may provide that, notwithstanding any other provision of the Plan to the contrary, if the Participant breaches the non-compete, non-solicitation, non-disclosure or other restrictive covenants of the Award Agreement, whether during or after termination of Service, in addition to any other penalties or restrictions that may apply under any employment agreement, state law, or otherwise, the Participant will forfeit:

(i)	any and all Awards granted to him or her under the Plan, including Awards that have become vested and exercisable;

(ii)	the profit the Participant has realized on the exercise of any Options or SARs, which is the difference between the Exercise Price and the Fair Market Value of the Option or SAR that the Participant exercises after terminating Service and within the twelve-month period immediately preceding the Participant's termination of Service (the Participant may be required to repay such difference to the Corporation); and/or

(iii)	the gain the Participant has realized on the vesting and sale or transfer of any Restricted Stock or RSUs within the twelve-month period immediately preceding the Participant's termination of Service (the Participant may be required to repay such difference to the Corporation).

Section 11.13 Notice. Any notice or other communication required or permitted under the Plan must be in writing and must be delivered personally, sent by certified, registered or express mail, or sent by overnight courier, at the sender's expense. Notice will be deemed given (a) when delivered personally or, (b) if mailed, three days after the date of deposit in the United States mail or, (c) if sent by overnight courier, on the regular business day following the date sent. Notice to the Corporation should be sent to SkyPeople Fruit Juice, Inc., 16F, National Development Bank Building, No.2, Gaoxin 1st RD, Hi-Tech Zone, Xi’an, Shaanxi, China, Attention: General Counsel. Notice to the Participant should be sent to the address set forth on the Corporation's records. Either party may change the address to which the other party must give notice under this Section 11.13 by giving the other party written notice of such change, in accordance with the procedures described above.

Section 11.14 Awards Not Transferable. Except as otherwise provided in the Award Agreement, no Option, SAR, Restricted Stock Award, or RSU (or the right to receive shares of Stock under such Award) awarded under the Plan may be sold, transferred, exchanged, pledged, assigned, garnished, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, or pursuant to a domestic relations order (as defined in Code Section 414(p)). The Committee may require, in its discretion, a Participant's guardian or legal representative to supply it with the evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant. The Award Agreement for a grant of Non-Qualified Stock Options may permit or may be amended to permit the Participant who received the Option, at any time prior to the Participant's death, to assign all or any portion of the Option granted to him or her to (a) the Participant's spouse or lineal descendants; (b) the trustee of a trust for the primary benefit of the Participant, the Participant's spouse or lineal descendants, or any combination thereof; (c) a partnership of which the Participant, the Participant's spouse and/or lineal descendants are the only partners; (d) custodianships for lineal descendants under the Uniform Transfers to Minors Act or any other similar statute; or (e) upon the termination of a trust by the custodian or trustee thereof or the dissolution or other termination of the family partnership or the termination of a custodianship under the Uniform Transfers to Minors Act or other similar statute, to the person or persons who, in accordance with the terms of such trust, partnership or custodianship are entitled to receive Options held in trust, partnership or custody. In such event, the spouse, lineal descendant, trustee, partnership or custodianship will be entitled to all of the Participant's rights with respect to the assigned portion of such Option, and such portion of the Option will continue to be subject to all of the terms, conditions and restrictions applicable to the Option, as set forth herein and in the related Award Agreement. Any such assignment will be permitted only if (i) the Participant does not receive any value or consideration thereof and (ii) the applicable Award Agreement expressly permits the assignment. The Committee's approval of the Award Agreement with assignment rights will not require the Committee to include such assignment rights in the Award Agreement with any other Participant. Any such assignment will be evidenced by an appropriate written document executed by the Participant, and the Participant will deliver a copy thereof to the Committee on or prior to the effective date of the assignment. An assignee or transferee of an Option must sign an agreement with the Corporation to be bound by the terms of the applicable Award Agreement.

Section 11.15 Awards to Foreign Nationals and Employees Outside the United States. To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law of practice and to further the purposes of the Plan, the Committee may, without amending the Plan, (a) establish rules applicable to Awards granted to Participants who are foreign nationals, are employed outside the United States, or both, including rules that differ from those set forth in the Plan, and (b) grant Awards to such Participants in accordance with those rules.

Notwithstanding the provisions of Sections 3.2, 3.3 and 6.1, where applicable foreign law requires that compensatory stock right be priced based upon a specific price averaging method and period, a stock right granted in accordance with such applicable foreign law will be treated as meeting the requirements of Sections 3.2, 3.3 or 6.1 and Code Section 409A, provided that the averaging period does not exceed thirty (30) days.

Section 11.16 Compliance With Section 409A. Notwithstanding any provision of the Plan to the contrary, the Plan is, and all Awards made under the Plan are, intended to comply with Section 409A, including the exceptions for stock rights, short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be construed, interpreted and administered accordingly. If any provision of the Plan or the Award Agreement needs to be revised to satisfy the requirements of Section 409A, then such provision shall be modified or restricted to the extent and in the manner necessary to be in compliance with such requirements of Section 409A and any such modification will attempt to maintain the same economic results as were intended under the Plan and Award Agreement. The Corporation cannot guarantee that the Awards, payments and benefits that may be made or provided under the Plan will satisfy all applicable provisions of Section 409A. Payments made to a Participant under the Plan or the Award Agreement in error shall be returned to the Corporation and do not create a legally binding right to such payments.

Section 11.17 Severability. If any provision of the Plan or any Award Agreement is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Committee's determination, materially altering the intent of the Plan or the Award Agreement, such provision shall be stricken as to such jurisdiction, person or Award Agreement, and the remainder of the Plan and any such Award Agreement shall remain in full force and effect.

Section 11.18 Employment Agreement. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, to the extent an employment agreement between a Participant and the Corporation or an Affiliate provides vesting terms with respect to an Award that are more favorable to the Participant than those set forth in the Plan or an Award Agreement, the vesting terms in such employment agreement shall control.

Section 11.19 Compensation Recovery Policy. Notwithstanding any provision in the Plan or in any Award Agreement to the contrary, Awards granted or paid under the Plan will be subject to any Compensation Recovery Policy established by the Corporation and amended from time to time.

ARTICLE 12

INCENTIVE COMPENSATION AWARDS

Section 12.1 Incentive Compensation Awards. In addition to any other Awards under the Plan, the Committee may make Incentive Compensation Awards to Employees, based on the achievement of Performance Goals. The Committee may specify, at the time of grant of an Incentive Compensation Award (other than an Option) to a Participant who is then a "Covered Employee" (as that term is defined in Section 162(m)(3) or any successor provision), or may be a Covered Employee as of the end of the tax year in which the Corporation would claim a tax deduction in connection with such Incentive Compensation Award, that all or any portion of such Award is intended to satisfy the requirements for qualified performance-based compensation under Section 162(m). With respect to each Incentive Compensation Award, the Committee shall establish, in writing, that the vesting and/or payment pursuant to the Incentive Compensation Award shall be conditioned on the attainment of specified Performance Goals selected by the Committee for the specified Performance Period. The Committee shall take such action no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable Performance Period or (b) the date on which twenty-five percent (25%) of the Performance Period has elapsed and, in any event, at a time when the outcome of the Performance Goals remain substantially uncertain.

Section 12.2 Payout of Incentive Compensation Awards. Except as provided in the applicable Award Agreement, a Participant must remain continuously in Service with the Corporation or an Affiliate through the last day of the Performance Period to be eligible to receive a payout of the Incentive Compensation Award. Unless the Committee specifies otherwise in the Award Agreement, payout of the Incentive Compensation Award will be made in cash. If permitted by the Committee, the Participant may elect, consistent with the requirements of Section 409A and in accordance with such procedures as the Committee may specify from time to time, to defer receipt of all or any portion of the Incentive Compensation Award otherwise payable to the Participant pursuant to this Section. A Participant who terminates employment before the end of the Performance Period will forfeit his or her Incentive Compensation Award; provided that, if the Participant's employment terminated due to the Participant's death or becoming Disabled, the Committee may approve, in its sole discretion, a pro rata payout to such Participant.

Section 12.3 Committee Certification and Authority. After the completion of each Performance Period, the Committee shall certify the extent to which any Performance Goal has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Incentive Compensation Award subject to this Article 12. Notwithstanding any provision of the Plan, with respect to any Incentive Compensation Award subject to this Article 12, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award. The Committee shall have the power to impose such other restrictions on Incentive Compensation Awards subject to this Article 12 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for "performance-based compensation" within the meaning of Section 162(m).

Section 12.4 Maximum Awards. In accordance with the requirements under Section 162(m), no Participant shall receive in any one calendar year grants of Incentive Compensation Awards that are intended to qualify as performance-based compensation under Section 162(m), other than Options, covering an aggregate of more than 1 million shares of Stock. In accordance with the requirements under Section 162(m), the maximum aggregate dollar amount paid to an individual Participant in any one calendar year pursuant to an Incentive Compensation Award or other cash-based award that is intended to qualify as performance-based compensation under Section 162(m) shall not exceed three percent (3.0%) of the Adjusted Pretax Income for the specific Performance Period for which the Award is granted. For purposes of this Article 12, "Adjusted Pretax Income" shall mean income before income taxes of the Corporation as reported in the Corporation’s consolidated statement of income included in its Annual Report on Form 10-K, adjusted to eliminate the effect on pretax income of accrued cash-based incentive compensation expense. In no event will an Incentive Compensation Award to an individual Participant in any calendar year exceed $3,00,000, which limit shall apply regardless of whether the Incentive Compensation Award is paid out in equity or cash.